Tidal Trust II 485BPOS

Exhibit 99 (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 26, 2024, relating to the financial statements and financial highlights of Pinnacle Focused Opportunities ETF, a series of Tidal Trust II, for the period ended November 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

March 26, 2024